Exhibit 10.1

May 27, 2008

Mr. Kevin J. Gross
191 Pugh Road	PERSONAL AND CONFIDENTIAL
Wayne, PA 19087

Dear Kevin:

I am delighted to offer you the opportunity to become a member of the RehabCare team!  The following is an overview of our offer of employment:

Position
Your position will be Senior Vice President, Hospital Division reporting to me.  You will be based out of our corporate office in St. Louis, Missouri.

Start Date
Your start date with RehabCare will begin on July 1, 2008.

Compensation
You will be paid an annualized base salary of $325,000 for this full-time salaried position.

You will be eligible to participate in RehabCare Group Inc. 2008 Corporate Short-Term Incentive Plan with a 45% of base salary target award opportunity.  Your 2008 award target will be prorated based on your start date.

You will be eligible to participate in the cash component of RehabCare Group, Inc.’s Long-Term Incentive Plan for the 2008 – 2010 performance cycles, with a 25% of base salary award target award opportunity.   Your award target will be prorated based on your start date.

You will also be eligible on to participate in the equity component of RehabCare Group, Inc.’s Long Term Incentive Plan. Currently the award value for your position is set at 75% of your base salary in the form of restricted stock. Participation will commence in 2009.

Management will recommend to the Board that you receive 10,000 shares of restricted stock at its next meeting on July 29, 2008.  The award has a three year cliff vesting requirement.

All plans and participation eligibility is subject to annual review and approval by the Board of Directors.

Relocation Assistance
RehabCare will provide you with relocation assistance as follows:

•
Relocation Expense Pool: An allowance of up to $125,000 will be available for your use in offsetting relocation costs and can be reimbursed to you with properly submitted receipts.  Reimbursement for the personal income tax effect associated with related expenses you submit for reimbursement will also be applied against this expense pool. Upon request and within one week of hire, a $20,000 advance against this allowance will be provided to assist with initial transition expenses.

•	Movement of Household goods will be separately covered and billed directly to the company.

Upon usage of these benefits you will be obligated to reimburse the company for the expense if you terminate within 3 years of your start date. The company reimbursement schedule is as follows: termination within the first year of employment – 100% of paid expenses reimbursed back to RehabCare Group, Inc.; termination after one year of employment but less than two years – 70% of paid expenses reimbursed back to the Company; and termination after two years of employment but less than three years – 40% of paid expenses reimbursed back to the Company.

Benefits
You will be eligible to participate in RehabCare’s benefits programs (medical, dental, vision, short-term disability, long-term disability, life insurance, etc.) on the first day of the month following 30 days of full time employment. Information pertaining to online benefit enrollment will be sent to you prior to your start date. It is your responsibility to coordinate enrollment in these programs within 30 days of your eligibility date.  If you have any questions, please feel free to contact Christy Pasley in our ACE Center at 1-800-677-1202, extension 2361.

401(k)
You are eligible to participate in the RehabCare 401(k) savings plan immediately.  The company match is 50% of the first 4% of base salary that you elect to contribute.

Change In Control Termination Agreement and Severance Plan - Company Senior Vice President
This position is covered by RehabCare Group, Inc.’s Change In Control Termination Agreement Company Senior Vice Presidents. The agreement provides for Change-In-Control protection, if executed, of eighteen months base salary, annual target bonus, and health and welfare coverage. Furthermore, for non-performance based involuntary or “good reason” termination the agreement provides you with severance pay of twelve months of base salary, annual target bonus and health and welfare coverage.

Confidentiality Agreement
As a condition of employment with RehabCare, you are required to sign a Confidentiality Agreement.  Please review, sign and return the attached documents.

Other Information
RehabCare maintains an employment-at-will relationship with its employees.  This letter constitutes an offer of employment but it is not an employment contract.  You retain the right to terminate this employment relationship at any time and for any reason.  The company retains the same right.  Employment is also contingent upon evidence of your employment eligibility.  On your first day, you must provide documentation of evidence of your identity and employment eligibility.

On behalf of the entire RehabCare family, I look forward to your contribution to our company.  We are very excited about having you join us, and are eager to begin working together to make RehabCare a leader in the healthcare services industry.

If you have any questions or comments, please contact Michael Garcia at 314-659-2306.  If not, please sign both copies of this offer letter, send one copy to Michael Garcia at RehabCare Group, Inc., and keep the other copy for your records.

Sincerely,

/s/ John H. Short
John H. Short, Ph.D.
President and Chief Executive Officer

I will respect the confidentiality of my salary information and terms of my employment. By my signature below, I agree to the terms of employment set forth in this letter.

/s/ Kevin J. Gross	May 29, 2008
Signature	Date